Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FIRST QUARTER 2014 RESULTS

Cape May Court House, New Jersey, April 28, 2014—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, Cape Bancorp reported net income of $2.0 million, or $0.18 per common and fully diluted share, compared to $1.5 million, or $0.12 per common and fully diluted share for the quarter ended March 31, 2013.

On January 20, 2014, the Board of Directors declared a cash dividend of $0.06 per common share to shareholders of record as of the close of business February 3, 2014. The dividend was paid on February 17, 2014.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“Cape Bank delivered solid performance in the first quarter, in line with management’s expectations. Net income of $2.0 million reflected good core earnings and the Bank’s best quarterly performance in a number of years. Two larger troubled credits were resolved in the first quarter, and credit quality was further enhanced as we successfully ushered some weaker (but performing) credits from the Bank.

“Performance metrics continued to improve with non-performing loans to total loans below 1.00% while non-performing assets to total assets dropped to 1.31%. The net interest margin was 3.71%, a decline from year-end, but a respectable level when compared to peers. The Bank’s efficiency ratio declined to its best level in a number of years, ending the quarter at 65.49%. Tangible book value increased to $9.95 and the Bank continued with stock repurchases in the quarter, although our higher trading range limited the amount of shares repurchased.

“The Bank has also been aggressively pursuing 2014’s strategic goals of growth in both loans and deposits. Several marketing initiatives were begun in the first quarter and initial results appear favorable. The Bank’s incentive plans underscore the importance of these topics.

“We feel that we are off to a good start and have signs of positive momentum for the year.”

Cape Bancorp’s total assets at March 31, 2014 totaled $1.091 billion, a decrease of $1.8 million from the December 31, 2013 level of $1.093 billion.

Total net loans decreased $7.6 million from $780.1 million at December 31, 2013 to $772.5 million at March 31, 2014 resulting from decreases in commercial loans totaling $3.5 million, residential mortgage loans totaling $2.6 million and consumer loans totaling $1.1 million. Commercial loan closings of $19.7 million during the quarter were more than offset by the following: transfer of

$5.3 million of classified commercial loans to loans held for sale; charge-offs and write-downs of loans transferred to loans held for sale totaling $2.0 million; normal amortizations; and, early payoffs (including the payoff of a $6.5 million classified loan relationship). The decline in residential mortgage loans reflects the effect of the Company exiting the residential mortgage loan origination business effective December 31, 2013. The allowance for loan losses increased $406,000 and totaled 1.24% of gross loans at March 31, 2014, compared to 1.18% at December 31, 2013. At March 31, 2014, the allowance for loan losses totaled 125.62% of non-performing loans, compared to 127.05% at December 31, 2013 and 53.79% at March 31, 2013. The Company’s adversely classified asset ratio at March 31, 2014 was 18%, compared to 26% at December 31, 2013.

At March 31, 2014, the Company had $7.8 million in non-performing loans, or 0.99% of total gross loans compared to 0.93% of total gross loans at December 31, 2013 and 2.46% of total gross loans at March 31, 2013. Included in non-performing loans are troubled debt restructurings totaling $865,000 at March 31, 2014 and $881,000 at December 31, 2013.

Other real estate owned (“OREO”) decreased $919,000 from $7.4 million at December 31, 2013 to $6.5 million at March 31, 2014, and consisted at March 31, 2014 of eleven commercial properties and fifteen residential properties (including seven building lots). During the quarter ended March 31, 2014, the Company added one residential property to OREO with an aggregate carrying value of $56,000. In addition, nine residential OREO properties with an aggregate carrying value totaling $885,000 were sold during the quarter ended March 31, 2014 with recognized net losses of $8,000. In addition, in the second quarter of 2014, the Company has sold two residential OREO properties, including one building lot, with an aggregate carrying value of $230,000 resulting in net gains totaling $85,000.

At March 31, 2014, Cape Bancorp’s core deposits totaled $517.7 million which represented a decrease of $8.7 million, or 1.66%, from the December 31, 2013 level of $526.4 million. Non-interest bearing deposits increased $776,000 and savings accounts increased $124,000, while interest-bearing checking accounts decreased $7.2 million and money market deposit accounts decreased $2.7 million. Certificates of deposit totaled $281.8 million, an increase of $12.6 million, or 4.68%, from the December 31, 2013 total of $269.2 million. At March 31, 2014, deposits totaled $802.0 million compared to $798.4 million at December 31, 2013, an increase of $3.6 million.

Cape Bancorp’s total equity increased $670,000 to $141.1 million at March 31, 2014 from $140.4 million at December 31, 2013 primarily resulting from a net increase of $1.3 million (earnings less dividends declared) in retained earnings and a decrease of $960,000 in the accumulated other comprehensive loss, partially offset by a $1.8 million decrease related to the Company’s stock repurchase program. Tangible equity to tangible assets increased to 11.07% at March 31, 2014 compared to 10.99% at December 31, 2013. At March 31, 2014, Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital were 9.56%, 13.16% and 14.41%, respectively, all of which exceed well capitalized status.

The following are significant factors which contributed to the operating results of the comparative quarters:

•	Net interest income increased $438,000, from $8.7 million in the first quarter of 2013 to $9.1 million in the first quarter of 2014. The net interest margin was 3.71% for the first quarter ended March 31, 2014, a decrease of 8 basis points from the first quarter ended March 31, 2013. Average interest-earning assets increased $67.9 million for the three months ended March 31, 2014 compared to the 2013 period, while interest-bearing liabilities increased $76.0 million during the same period. The yield on interest-earning assets declined 23 basis points to 4.19% for the three months ended March 31, 2014 compared to 4.42% for the same three month period a year ago, while the cost of interest-bearing liabilities declined 18 basis points to 0.57% for the three months ended March 31, 2014 compared to 0.75% for the 2013 three month period.

•	The loan loss provision for the first quarter of 2014 totaled $2.2 million compared to $297,000 for the quarter ended March 31, 2013. Loan charge-offs and write-downs on loans transferred to held for sale for the first quarter of 2014 totaled $2.0 million ($1.8 million was specific to one classified relationship) compared to loan charge-offs of $497,000 for the three months ended March 31, 2013.

•	Net gains on sales of investment securities totaled $1.9 million for the three months ended March 31, 2014 compared to $290,000 for the three months ended March 31, 2013. On February 27, 2014, the Company sold its remaining portion of collateralized debt obligation securities (“CDOs”) with a book value of zero, resulting in the $1.9 million gain.

•	Net gains on the sale of loans totaled $116,000 for the three months ended March 31, 2014 compared to $270,000 for the three months ended March 31, 2013. Gains on the sale of Small Business Administration (“SBA”) loans increased $91,000 to $111,000, while net gains on the sale of residential loans declined $245,000 to $5,000 reflecting the Company’s decision to exit the residential mortgage origination business effective December 31, 2013.

•	Other operating income for the first quarter of 2014 included life insurance proceeds totaling $185,000 from bank owned life insurance. The first quarter of 2013 included an $83,000 write-down on an asset held for sale.

•	Salaries and employee benefits totaled $3.6 million for the first quarter of 2014, a reduction of $315,000 from the first quarter 2013 total of $3.9 million, primarily resulting from reduced staffing levels related to the exiting of the residential loan origination business.

•	Federal deposit insurance premiums totaled $208,000 for the first quarter of 2014, compared to $304,000 for the first quarter of 2013.

•	Loan related expenses (real estate taxes, insurance, legal and other) totaled $225,000 for the first quarter ended March 31, 2014 compared to $341,000 for the same period in 2013. The 2013 first quarter included higher real estate tax expense ($34,000), higher insurance expenses ($33,000), and higher other loan related expenses ($42,000).

•	Other operating expenses declined $242,000 from $977,000 for the three months ended March 31, 2013 to $735,000 for the three months ended March 31, 2014, primarily resulting from a higher level of consulting related expenses in the 2013 period.

•	OREO expenses totaled $252,000 for the three months ended March 31, 2014 compared to $325,000 for the three months ended March 31, 2013, a decline of $73,000 resulting from higher OREO write-downs in the 2013 period.

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Three Months Ended
	3/31/2014	12/31/2013	3/31/2013
Statements of Income Data:
Interest income	$10,299	$10,551	$10,108
Interest expense	1,202	1,227	1,449

Net interest income	9,097	9,324	8,659
Provision for loan losses	2,212	952	297

Net interest income after provision for loan losses	6,885	8,372	8,362
Non-interest income	3,128	445	1,695
Non-interest expense	6,736	7,371	7,573

Income (loss) before income taxes	3,277	1,446	2,484
Income tax expense (benefit)	1,249	894	969

Net income (loss)	$2,028	$552	$1,515

Basic Earnings (loss) per share(1)	$0.18	$0.06	$0.12

Basic Average shares outstanding	11,157,234	11,239,586	12,495,367

Diluted Earnings (loss) per share(1)	$0.18	$0.05	$0.12

Diluted Average shares outstanding	11,286,022	11,319,570	12,512,522

Shares outstanding	11,881,985	12,059,785	13,344,776

Statements of Condition Data (Period End):
Investments	$172,725	$166,268	$170,035
Loans, net of allowance	$772,553	$780,127	$720,648
Allowance for loan losses	$9,736	$9,330	$9,681
Total assets	$1,091,051	$1,092,879	$1,033,221
Total deposits	$801,988	$798,422	$778,454
Total borrowings	$139,481	$143,935	$97,901
Total equity	$141,097	$140,427	$151,346
Statements of Condition Data (Average Balance):
Total interest-earning assets	$995,684	$984,501	$927,760
Total interest-bearing liabilities	$861,954	$846,037	$785,979
Operating Ratios:
ROAA	0.75%	0.20%	0.60%
ROAE	5.78%	1.56%	4.06%
Yield on Earning Assets	4.19%	4.25%	4.42%
Cost of Interest Bearing Liabilities	0.57%	0.57%	0.75%
Net Interest Margin	3.71%	3.76%	3.79%
Efficiency Ratio	65.49%	68.80%	73.18%
Capital Ratios:
Tier 1 Leverage Ratio	9.56%	9.53%	10.42%
Tier 1 Risk-Based Capital Ratio	13.16%	13.07%	14.11%
Total Risk-Based Capital Ratio	14.41%	14.29%	15.36%
Tangible equity/tangible assets	11.07%	10.99%	12.72%
Book Value	$11.87	$11.64	$11.34
Tangible Book Value	$9.95	$9.75	$9.63
Stock Price	$11.00	$10.16	$9.16
Price to Book Value	92.67%	87.29%	$0.81
Price to Tangible Book Value	110.55%	104.21%	95.12%
Quality Ratios:
Non-Performing Loans to Total Gross Loans	0.99%	0.93%	2.46%
Non-Performing Assets to Total Assets	1.31%	1.35%	2.38%
Allowance for Loan Losses to Non-Performing Loans	125.62%	127.05%	53.79%
Allowance for Loan Losses to Total Gross Loans	1.24%	1.18%	1.33%
Net Charge-Offs to Average Loans	0.93%	0.83%	0.26%

(1)	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Cape Bancorp, Inc.

Delinquency Summary

Period Ending:	3/31/2014			12/31/2013			3/31/2013
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$2,140,482	0.27%	14	$895,851	0.11%	14	$972,424	0.13%	8
60-89	603,227	0.08%	6	2,059,965	0.26%	13	546,451	0.08%	7
90 +	6,949,277	0.89%	36	6,674,454	0.85%	32	13,249,335	1.81%	68

	9,692,986	1.24%	56	9,630,270	1.22%	59	14,768,210	2.02%	83
Non-Accrual Other	800,639	0.10%	4	668,887	0.08%	4	4,748,747	0.65%	15

Total Delinquency and Non-Accrual	$10,493,625	1.34%	60	$10,299,157	1.30%	63	$19,516,957	2.67%	98

Total Loans		$782,288,124			$789,456,784			$730,328,653

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$1,111,329	$97,352	$931,801	$-	$392,251	$503,600	$515,623	$81,941	$374,860
60-89	49,623	99,513	454,091	1,272,553	198,635	588,777	-	300,966	245,485
90 +	5,660,622	465,066	823,589	5,058,420	461,223	1,154,811	9,075,462	764,461	3,409,412

	6,821,574	661,931	2,209,481	6,330,973	1,052,109	2,247,188	9,591,085	1,147,368	4,029,757
Non-Accrual Other*	800,639			668,887			4,748,747

Total Delinquency by Type	$7,622,213	$661,931	$2,209,481	$6,999,860	$1,052,109	$2,247,188	$14,339,832	$1,147,368	$4,029,757

Total Loans by Type	$482,060,117	$43,435,499	$256,792,508	$485,522,298	$44,515,475	$259,419,011	$445,338,063	$45,004,592	$239,985,998

% of Total Loans in Type	1.58%	1.52%	0.86%	1.44%	2.36%	0.87%	3.22%	2.55%	1.68%

Total Delinquency and Non-Accrual		$10,493,625	1.34%		$10,299,157	1.30%		$19,516,957	2.67%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $6.1 million of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2013	March 11, 2014